Exhibit 4.1

AMENDMENT TO WARRANT AGENT AGREEMENT

This Amendment to a certain Warrant Agent Agreement (the “Agreement”) is made effective as of November 12, 2024, by and between Zion Oil & Gas, Inc., a Delaware corporation having its principal place of business at 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243 (the “Company”), and Equiniti Trust Company, LLC, a New York limited liability trust company with offices at 55 Challenger Road, 2nd Floor, Ridgefield Park, N.J. 07660 (“Equiniti”).

WHEREAS, the Company has implemented an Agreement with Equiniti as the Company’s Warrant Agent (the “Warrant Agent”), under a Warrant Agent Agreement dated August 1, 2014 for the Warrant ZNWAA, expiring January 31, 2025;

WHEREAS, pursuant to Section 3.2 of the Warrant Agent Agreement, the Company in its sole discretion hereby extends the duration of the above Warrant by delaying the Expiration Date and such extension shall be identical in duration among all of the Warrants and, further, the Company may extend the duration of the Exercise Periods in accordance with Section 3.2 without registered holder consent.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

3.2 Duration of Warrant.

Added last paragraph for the Warrant Agent Agreement:

The Company is extending the duration of the Warrant ZNWAA from the expiration date of January 31, 2025 to January 31, 2026 [CUSIP number 989696-141].

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

ZION OIL & GAS, INC.

By:	/Martin M. van Brauman/

Name: Martin M. van Brauman
Title: Corporate Secretary, Treasurer, EVP, Director
Date: 11/11/2024
EQUINITI TRUST COMPANY, LLC

By:	/John Lundberg/

Name: John Lundberg
Title: Senior Relationship Manager

Date: 11/12/2024